Exhibit 4.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.

This FIRST AMENDMENT to the SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PHILLPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P. (formerly Phillips Edison – ARC Shopping Center Operating Partnership, L.P.) (this “Amendment”) is made effective as of October 1, 2015 by Phillips Edison Grocery Center OP GP I, LLC, a Delaware limited liability company (formerly Phillips Edison Shopping Center OP GP, LLC, the “General Partner”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Partnership Agreement (as defined below).

WHEREAS, the General Partner, Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (formerly Phillips Edison – ARC Shopping Center REIT Inc.), as Limited Partner (the “Initial Limited Partner”), American Realty Capital II Advisors, LLC, a Delaware limited liability company, as Limited Partner (“ARC”), Phillips Edison NTR LLC, a Delaware limited liability company, as Limited Partner (“PECO”), and Phillips Edison Special Limited Partner I LLC, a Delaware limited liability company (formerly PE – ARC Special Limited Partner, the “Special Limited Partner”) previously entered into that certain Second Amended and Restated Agreement of Limited Partnership of Phillips Edison Grocery Center Operating Partnership I, L.P., dated as of December 1, 2014 (the “Partnership Agreement”);

WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power, without the consent of the Limited Partners or the Special Limited Partner, to amend the Partnership Agreement except as set forth in Section 14.1(b) of the Partnership Agreement;

WHEREAS, the General Partner now desires to amend the Partnership Agreement pursuant to Section 14.1(a) of the Partnership Agreement;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties to the Partnership Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:

1. Amendment to Section 16.1(a). Pursuant to Section 14.1(a) of the Partnership Agreement, Section 16.1(a) of the Partnership Agreement shall be amended and restated in its entirety to read as follows:

(a)    A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by ARC under the Advisory Agreement, by PECO under any subsequent advisory agreement and by PECO on behalf of ARC under the Sub-advisory Agreement, if and to the extent provided for under such agreements, the General Partner shall cause the Partnership to issue to ARC and PECO within sixty (60) days after the end of each Quarter:

(i)
for each Quarter ending on or before October 1, 2015, a number of Class B Units equal to the quotient of (A) the product of (I) the Cost of Assets multiplied by (II) 0.25% divided by (B) the Value of one share of Common Stock as of the last day of such Quarter; and

(ii)
for each Quarter beginning on or after October 1, 2015, a number of Class B Units equal to the quotient of (A) the product of (I) the Cost of Assets multiplied by (II) 0.05% divided by (B) the Value of one share of Common Stock as of the last day of such Quarter;

provided, that each quarterly issuance of Class B Units shall be subject to the approval of the Initial Limited Partner’s board of directors. The Class B Units issuable at any time pursuant to this Section 16.1(a) shall be issued 15% to ARC and 85% to PECO, or in accordance with such other percentages as may be agreed upon by ARC and PECO.

2. Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provision of the Partnership Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Partnership Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has hereunder affixed its signature to this First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Phillips Edison Grocery Center Operating Partnership I, L.P., as of the date first above written.

GENERAL PARTNER:

PHILLIPS EDISON GROCERY CENTER OP GP I, LLC

By: Phillips Edison Grocery Center REIT I, Inc., its sole member

By:    /s/ R. Mark Addy_________________

Name:	R. Mark Addy

Title:	Co-President

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